Exhibit 10.1

AMENDMENT NO. 1
TO
PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Private Placement Subscription Agreement, dated as of June 30, 2008 (the “Subscription Agreement”), by and between TraceGuard Technologies, Inc., a Nevada corporation (the “Company”), and Joseph Grinkorn, an individual with a principal address of 56 Harrison Street, Suite 504, New Rochelle, New York 10801 (“Grinkorn”), is made as of August 14, 2008. Terms used as defined terms herein and not otherwise defined shall have the meanings provided therefor in the Subscription Agreement.

WHEREAS, the Company and Grinkorn entered into the Subscription Agreement, pursuant to which Grinkorn agreed to purchase from the Company 7,333,333 Units for a per Unit purchase price of US$0.15 and an aggregate purchase price of US$1,100,000, each “Unit” being comprised of one share of common stock, $0.001 par value per share, of the Company (“Common Stock”) and one warrant to purchase one share of Common Stock with an exercise price of $0.80 and a term of exercise of three years;

WHEREAS, pursuant to Sections 7.1 and 7.2 of the Subscription Agreement, the Company agreed to use commercially reasonable efforts to promptly appoint Grinkorn to the Board of Directors of the Company (the “Board”) and to nominate Grinkorn for election or reelection at the annual meetings of stockholders of the Company, subject to the satisfaction of the Condition (as defined in Section 7.2 of the Subscription Agreement);

WHEREAS, pursuant to Section 2.1 of the Subscription Agreement, Grinkorn is required to pay the aggregate purchase price in respective installments of $200,000, $200,000, $200,000 and $500,000 on the dates specified therein;

WHEREAS, as of the date hereof, Grinkorn has paid $350,000 of the aggregate purchase price to the Company and purchased 2,333,333 Units from the Company;

WHEREAS, as of the date hereof, Grinkorn has expressly stated to the Company that, for personal reasons having nothing whatsoever to do with the Company, he cannot pay any additional amounts toward the aggregate purchase price and shall purchase no additional Units;

WHEREAS, the Company and Grinkorn wish to amend the Subscription Agreement to reflect therein that the aggregate purchase price to be paid by Grinkorn shall be US$350,000 and the aggregate number of Units to be sold by the Company to Grinkorn shall be 2,333,333 Units; and

WHEREAS, the Company and Grinkorn wish to amend the Subscription Agreement to terminate the Company’s covenants to appoint Grinkorn to the Board and to nominate Grinkorn for election or reelection at the annual meetings of stockholders of the Company, while agreeing to appoint Grinkorn to the Company’s Advisory Board under certain circumstances.

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 2.1 of the Subscription Agreement is hereby amended by adding, at the end of such Section, the following sentence: “The parties acknowledge that the Subscriber has paid $350,000 to the Company as of August 14, 2008 entitling him to 2,333,333 Units in the aggregate under this Subscription Agreement. As of August 14, 2008, the Subscriber shall not be entitled to, nor be required to, purchase any additional Units and any such right or obligation is hereby canceled.”

2. Sections 7.1 and 7.2 of the Subscription Agreement are hereby deleted in their entirety and replaced with the following new Section 7.1:

Section 7.1. The Company will use commercially reasonable efforts in light of the needs and circumstances of the Company, as determined by the Board, to appoint the Subscriber to its Advisory Board. Each of the Subscriber and the Company reserve the right to terminate such appointment at any time, at will, in either party's respective sole discretion.”

Grinkorn acknowledges that, as a result of the Amendment, there is no obligation on the part of the Company to appoint him as a director on the Board or to nominate him for election as a director on the Board. Any such obligation is hereby canceled and declared to be void, and Grinkorn releases the Company from any such obligation.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.

TRACEGUARD TECHNOLOGIES, INC.

By:	/s/ David Ben-Yair
Name: David Ben-Yair
Title: Chief Financial Officer

/s/ Joseph Grinkorn
JOSEPH GRINKORN